EXHIBIT 99.1

TTM Technologies, Inc. Reports 2010 Second Quarter Results

SANTA ANA, Calif., Aug. 5, 2010 (GLOBE NEWSWIRE) -- TTM Technologies, Inc. (Nasdaq:TTMI), a major global printed circuit board (PCB) manufacturer, today reported results for the second quarter of 2010, ended June 28, 2010.

Second Quarter Highlights

  In the second quarter, we reported record revenue of $310 million, which exceeded the $300 million midpoint of our guidance range.
  GAAP earnings were $0.06 per diluted share, and non-GAAP earnings were $0.26 per diluted share in the second quarter. The combination with Meadville Holdings Ltd. was accretive to non-GAAP earnings per share this quarter.
  The integration with Meadville is on track with our expectations.

Second Quarter 2010 Financial Results - GAAP

Second quarter net sales of $310.2 million increased $172.0 million, or 124 percent, from first quarter net sales of $138.2 million. The increase in net sales was primarily due to the combination with Meadville.

Second quarter operating income of $17.4 million increased from first quarter operating income of $9.9 million. We recorded charges of $14.6 million in the second quarter and $2.8 million in the first quarter related to previously announced plant closures, impairment of long-lived assets, transaction costs and inventory adjustments. Net income attributable to stockholders for the second quarter was $4.9 million, or $0.06 per diluted share, compared to net income in the first quarter of $4.5 million, or $0.10 per diluted share.

"We are very pleased with the business performance across the board and excited about the major contribution from our new Asia Pacific operations in the second quarter," said Kent Alder, President and CEO of TTM. "Our integration with Meadville is on track, and further good news is that the Meadville business combination was accretive to non-GAAP earnings in the second quarter, which was earlier than originally expected."

"Our facilities are busy with solid backlogs and high levels of capacity utilization," Alder said. "The added capacity and diversity of the Asia Pacific operations fits extremely well with our growth strategy as a global company."

Second Quarter 2010 Financial Results - Non-GAAP

Non-GAAP results for the second quarter add back amortization of intangibles, stock-based compensation expense, non-cash interest expense, asset impairment and restructuring charges, inventory adjustments, costs related to the Meadville transaction and miscellaneous closing costs as well as the income tax effects related to these expenses.

Second quarter 2010 non-GAAP net income attributable to stockholders was $19.9 million, or $0.26 per diluted share. This compares to first quarter 2010 non-GAAP net income of $8.6 million, or $0.19 per diluted share.

Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization), which adds back the controlling portion of depreciation and other expenses as well as asset impairment charges, for the second quarter was $32.6 million, or 10.5 percent of net sales, compared to first quarter adjusted EBITDA of $15.1 million, or 10.9 percent of net sales.

Second Quarter 2010 Segment Information

TTM Technologies reports operating segments for North America and Asia Pacific. The North America segment includes our U.S. operations as well as our Shanghai backplane assembly operation, since that business is managed in conjunction with our U.S. based printed circuit board operations. Our Asia Pacific segment includes our PCB manufacturing facilities in Hong Kong and China.

For the North America segment, second quarter 2010 sales (before inter-segment sales) were $138.9 million, compared with $138.2 million in the first quarter. Second quarter operating segment income (before amortization of intangibles) was $6.2 million, compared to operating segment income of $10.7 million in the first quarter. Excluding the charges related to plant closures, impairment of long-lived assets, and the transaction costs, second quarter operating income (before amortization of intangibles) would have been $14.1 million, compared to operating segment income of $13.4 million in the first quarter.

For the Asia Pacific segment, second quarter 2010 sales (before inter-segment sales and based on the completion of the combination on April 8, 2010) were $173.1 million. Second quarter operating segment income (before amortization of intangibles) was $15.8 million. Excluding the inventory fair value adjustment of $6.7 million related to the business combination, second quarter operating income (before amortization of intangibles) would have been $22.4 million.

Balance Sheet

Cash and cash equivalents, restricted cash and short-term investments at the end of the second quarter totaled $213.2 million, a decrease of $9.7 million from $222.9 million at the end of the first quarter. Cash flow from operations was $13.4 million in the second quarter, up from $6.3 million in the first quarter.

The Company currently is finalizing the valuation of the assets acquired and the liabilities assumed in the business combination with Meadville. Accordingly, the preliminary estimated fair values reflected in our second quarter results are subject to adjustment as additional information is obtained.

Third Quarter 2010 Forecast

For the third quarter of 2010, TTM estimates revenue will be in the range of $341 million to $357 million, GAAP earnings attributable to stockholders in a range from $0.20 to $0.27 per diluted share and non-GAAP earnings attributable to stockholders in a range from $0.26 to $0.33 per diluted share. TTM issued 36.3 million shares as part of the Meadville purchase price. As a result, diluted share count for the third quarter will be approximately 80.5 million shares.

To Access the Live Webcast/Conference Call

The company will host a conference call and webcast to discuss the second quarter results, the third quarter 2010 outlook and our recent credit agreement amendment on August 5, 2010, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

To listen to the live webcast, log on to the TTM Technologies website at www.ttmtech.com. To access the live conference call, dial 1-877-941-1468 or 1-480-629-9676.

To Access a Replay of the Webcast

The call will be available for replay until August 12, 2010, on TTM Technologies' website at www.ttmtech.com.

A telephone replay also will be available beginning two hours after the conclusion of the conference call.  You may access the telephone replay by dialing 1-303-590-3030 or 1-800-406-7325 and entering confirmation code 4339641.

About Our Non-GAAP Financial Measures

This release includes information about the Company's non-GAAP net income and non-GAAP earnings per share, which are non-GAAP financial measures. Management believes that both measures -- which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on our debt, asset impairment and restructuring charges, inventory adjustments, costs related to the Meadville Holdings transaction and miscellaneous closing costs as well as the associated tax impact of these charges -- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable with similar non-GAAP financial measures used by other companies. The Company compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliation to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company's current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company's dependence upon the electronics industry, the impact of the current economic crisis, the company's dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers and other "Risk Factors" set forth in the company's most recent SEC filings.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company's time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.

The TTM Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5691

TTM TECHNOLOGIES, INC.
Selected Unaudited Financial Information
(In thousands, except per share data)

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2010	2009	2010	2010	2009

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$ 310,248	$ 144,480	$ 138,219	$ 448,467	$ 293,477
Cost of goods sold	253,154	117,421	111,246	364,400	242,149

Gross profit	57,094	27,059	26,973	84,067	51,328

Operating expenses:
Selling and marketing	9,103	6,313	6,727	15,830	13,491
General and administrative	25,349	7,661	9,037	34,386	16,057
Amortization of definite-lived intangibles	4,621	860	791	5,412	1,720
Restructuring charges	399	48	50	449	2,508
Impairment of long-lived assets	266	--	500	766	343
Total operating expenses	39,738	14,882	17,105	56,843	34,119

Operating income	17,356	12,177	9,868	27,224	17,209

Interest expense	(6,411)	(2,762)	(2,781)	(9,192)	(5,477)
Interest income	135	61	61	196	160
Other, net	46	147	(69)	(23)	39

Income before income taxes	11,126	9,623	7,079	18,205	11,931
Income tax provision	(4,386)	(3,675)	(2,594)	(6,980)	(4,556)

Net income	6,740	5,948	4,485	11,225	7,375

Net income attributable to noncontrolling interest	(1,811)	--	--	(1,811)	--
Net income attributable to TTM Technologies, Inc.	$ 4,929	$ 5,948	$ 4,485	$ 9,414	$ 7,375

Earnings per share attributable to stockholders:
Basic	$ 0.06	$ 0.14	$ 0.10	$ 0.16	$ 0.17
Diluted	$ 0.06	$ 0.14	$ 0.10	$ 0.16	$ 0.17

Weighted average common shares:
Basic	76,050	43,117	43,310	59,954	43,000
Diluted	76,485	43,431	43,979	60,504	43,326

SELECTED BALANCE SHEET DATA

	June 28, 2010	December 31, 2009
Cash and cash equivalents	$ 213,186	$ 94,347
Restricted cash	--	120,000
Short-term investments	--	1,351
Accounts receivable, net	256,446	89,519
Inventories	127,810	60,153
Total current assets	628,614	382,559
Property, plant and equipment, net	671,425	88,577
Other non-current assets	374,033	71,922
Total assets	1,674,072	543,058

Current portion long-term debt	89,804	--
Accounts payable	213,250	37,867
Total current liabilities	355,616	59,447
Long-term liabilities	490,278	139,882
Total long-term liabilities	561,670	142,694
Noncontrolling interest	108,360	--
Total stockholders' equity	756,786	340,917
Total liabilities and stockholders' equity	1,674,072	543,058

SUPPLEMENTAL DATA

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2010	2009	2010	2010	2009
Gross margin	18.4%	18.7%	19.5%	18.7%	17.5%
Adjusted EBITDA margin	10.5	12.6	10.9	10.6	10.0
Operating margin	5.6	8.4	7.1	6.1	5.9

End Market Breakdown:

	Second Quarter		First Quarter
	2010	2009	2010

Aerospace/Defense	19%	45%	42%
Cellular Phones	10	--	--
Computing/Storage/Peripherals	25	11	13
Medical/Industrial/Instrumentation	9	7	11
Networking/Communications	32	36	33
Other	5	1	1

Stock-based Compensation:

	Second Quarter		First Quarter
	2010	2009	2010
Amount included in:
Cost of goods sold	$ 327	$ 431	$ 328
Selling and marketing	109	135	108
General and administrative	1,158	999	976
Total stock-based compensation expense	$ 1,594	$ 1,565	$ 1,412

Operating Segment Data:

	Second Quarter		First Quarter
Net sales:	2010	2009	2010
North America	$ 138,925	$ 144,480	$ 138,219
Asia Pacific	173,073	--	--
Total sales	311,998	144,480	138,219
Inter-segment sales	(1,750)	--	--
Total net sales	$ 310,248	$ 144,480	$ 138,219

Operating segment income:
North America	$ 6,206	$ 13,037	$ 10,659
Asia Pacific	15,771	--	--
Total operating segment income	21,977	13,037	10,659
Amortization of definite-lived intangibles	(4,621)	(860)	(791)
Total operating income	17,356	12,177	9,868
Total other expense	(6,230)	(2,554)	(2,789)
Income before income taxes	$ 11,126	$ 9,623	$ 7,079

RECONCILIATIONS[1]

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2010	2009	2010	2010	2009
Adjusted EBITDA reconciliation[2]:
Net income attributable to stockholders	$ 4,929	$ 5,948	$ 4,485	$ 9,414	$ 7,375
Add back items:
Income tax provision, net[3]	4,019	3,675	2,594	6,613	4,556
Interest expense[3]	6,229	2,762	2,781	9,010	5,477
Amortization of definite-lived intangibles	4,650	900	820	5,470	1,788
Depreciation expense, net[3]	12,501	4,965	3,883	16,384	9,839
Impairment of long-lived assets	266	--	500	766	343
Adjusted EBITDA	$ 32,594	$ 18,250	$ 15,063	$ 47,657	$ 29,378

Non-GAAP EPS reconciliation[4]:
GAAP net income attributable to stockholders	$ 4,929	$ 5,948	$ 4,485	$ 9,414	$ 7,375
Add back items:
Amortization of definite-lived intangibles	4,650	900	820	5,470	1,788
Stock-based compensation	1,594	1,565	1,412	3,006	3,172
Non-cash interest expense	1,928	1,353	1,440	3,368	2,678
Impairment of long-lived assets	266	--	500	766	343
Restructuring charges	399	48	50	449	2,508
Inventory write-down related to facility closures	--	176	284	284	713
Inventory fair value adjustment	6,651	--	--	6,651	--
Transaction costs	6,986	1	1,798	8,784	1
Miscellaneous closing costs	265	379	137	401	432
Income tax effects	(7,731)	(1,689)	(2,360)	(10,091)	(4,443)
Non-GAAP net income attributable to stockholders	$ 19,937	$ 8,681	$ 8,566	$ 28,502	$ 14,567

Non-GAAP earnings per diluted share	$ 0.26	$ 0.20	$ 0.19	$ 0.47	$ 0.34

[1] This information provides a reconciliation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the financial information in our consolidated statements of operations.

[2] Adjusted EBITDA is defined as net income attributable to stockholders adjusted for controlling portion of interest expense, income taxes, depreciation, amortization and asset impairment. We present Adjusted EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our Adjusted EBITDA because we believe that investors and securities analysts will find Adjusted EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, Adjusted EBITDA is not defined under generally accepted accounting principles ("GAAP") in the United States of America, and it may not be comparable to similarly titled measures by other companies. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results.

[3] Excludes noncontrolling interest portion.

[4] This information provides non-GAAP net income and non-GAAP EPS, which are non-GAAP financial measures. Management believes that both measures --- which add back amortization of intangibles, stock-based compensation expense, non-cash interest expense on our debt (before consideration of capitalized interest), asset impairment and restructuring charges, inventory write-down related to facility closures, inventory fair value adjustment, costs related to the Meadville Holdings transaction and miscellaneous closing costs as well as the associated tax impact of these charges --- provide additional useful information to investors regarding the Company's ongoing financial condition and results of operations.
CONTACT: TTM Technologies, Inc.
         Steve Richards, CFO
         714-327-3000